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                                                                 Exhibit 4.5

                            USFREIGHTWAYS CORPORATION
                           DIRECTORS COMPENSATION PLAN

I.   PURPOSE

     The USFreightways Corporation Directors Compensation Plan (the "Plan") is intended to provide compensation to the non-employee members of the Board of Directors (the "Board") of USFreightways Corporation (the "Company") in exchange for their services as members of the Board. Directors of the Company who are also employees of the Company shall not be separately compensated for their services as directors.

II.  ADMINISTRATION

     The Plan shall be administered by the Compensation Committee of the Board. The Committee shall have the authority to establish from time to time such regulations and make such determinations as it deems necessary or advisable for the administration of the Plan. The Committee shall have the exclusive right to interpret the provisions of the Plan and to determine any questions arising in connection with the Plan, including the remedying of any omission, inconsistency, or ambiguity, and its decision or action in respect thereof shall be conclusive and binding upon the members of the Board.

III. COMPENSATION

     A. Cash/Stock. Each director shall receive, in exchange for his services performed as a member of the Board, the following: (1) annual cash compensation in an amount equal to $15,000, which shall be payable at such time or times during the year as determined by the Committee; and
          (ii) annual equity compensation equal to that number of shares of the Company's common stock (the "Stock") having a fair market value equal to $20,000. The Stock compensation shall be payable at such time or times during the year as determined by the Committee. The maximum number of shares of Stock which shall be made available for issuance under the Plan shall not exceed twenty-five thousand (25,000) shares.

     B. Additional Fees/Options. In addition to the annual fees described in Paragraph A above, the directors also shall be paid such amounts as determined by the Board in exchange for their attendance at meetings and service on various committees of the Board and such other amounts in the form of stock options as the Board may from time to time approve.

     C. Deferral of Fees. Notwithstanding the terms of Paragraphs A and B, each director may elect to defer all or any portion of the cash or Stock

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     compensation he or she would otherwise be entitled to receive hereunder pursuant to the terms of the Company's Non-Qualified Deferred Compensation Plan (the "Deferred Compensation Plan"). In accordance with the terms of the Deferred Compensation Plan, amounts that are deferred by the directors shall be deemed to be invested among certain investment alternatives offered under the Deferred Compensation Plan. In this regard, any Stock that is deferred into the Deferred Compensation Plan will be deemed to have been invested in Company Stock.

IV.  AMENDMENT AND TERMINATION

     The Board may amend or terminate all or any features of the Plan at any time, provided, however, that no such amendment or termination may diminish or reduce any directors' rights with respect to any compensation accrued to such time.

V.   MISCELLANEOUS

     A. Insider Trading. Each director who receives Stock under this Plan agrees that he or she shall not sell the shares acquired except in accordance with the Company's Securities Trading Policy and, to that end, such director agrees to seek the permission of the Company's Senior Vice President, General Counsel & Secretary prior to executing such a sale. The Company agrees that it shall not restrict any resales by a director except as may be deemed necessary for compliance with its Securities Trading Policy.

     B. Withholding. The Company shall have the power and right to deduct or withhold an amount sufficient to satisfy federal, state, and local taxes required by law to be withheld with respect to any distribution.

     C. Governing Law. The Plan shall be interpreted and administered in accordance with the laws of the State of Illinois and any action commenced to enforce any of the provisions hereof shall have as its sole and exclusive venue the County of Cook, Illinois.